Exhibit 99.1

Mentor Graphics Reports Fiscal First Quarter Results

WILSONVILLE, Ore.--(BUSINESS WIRE)--Mentor Graphics Corporation (NASDAQ:MENT) today announced first quarter fiscal 2009 revenue of $179.2 million. Non-GAAP earnings per share were a loss of $.10. On a GAAP basis, earnings per share were a loss of $.30, including significant special charges driven by cost control activities in the quarter.

“In a difficult environment, the company performed as we forecast,” said Walden C. Rhines, chairman and CEO of Mentor Graphics. “Our investments in new technologies and markets continue to pay dividends, with growth in analog/mixed-signal design, electronic system level (ESL) design, automotive and design-for-test, among others.”

During the quarter, the company launched the Questa® InFact intelligent testbench which offers customers improved design verification, as well as the Questa Multi-view product which allows designers to span different levels of abstraction in their verification flows. The company also simplified the complex task of debugging multicore designs with the Questa Codelink product. Agilent and Mentor Graphics launched a tight integration of their respective tools to simplify and accelerate RF board design.

“During the quarter, we extended our cost management efforts, resulting in virtually flat headcount year over year, despite several acquisitions over the last year and our investment in field benchmarking staff for our Olympus place and route campaigns,” said Gregory K. Hinckley, president of Mentor Graphics. “Looking forward, we continue to see a strong second half driven by renewals.”

Guidance

For fiscal year 2009, the company expects revenue of approximately $915 million, with non-GAAP earnings per share in the range of $1.05 to $1.10 and GAAP earnings per share in the range of $.45 to $.50. For fiscal second quarter, consistent with the previously forecast weaker first half, the company expects revenue of about $173 million, non-GAAP loss per share of $.10 to $.15 and GAAP loss per share of $.18 to $.23.

Discussion of Non-GAAP Financial Measures

Mentor Graphics management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted gross margin, operating margin and net income (loss), which we refer to as non-GAAP gross margin, operating margin, and net income (loss), respectively. These non-GAAP measures are derived from the revenues of our product, maintenance, and services business operations and the costs directly related to the generation of those revenues, such as cost of revenue, research and development, sales and marketing, and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. These non-GAAP measures exclude amortization of purchased and other identified intangible assets, in-process research and development, special charges, equity plan-related compensation expenses and charges, and gains which management does not consider reflective of our core operating business.

Purchased and other identified intangible assets consist primarily of purchased technology, backlog, trade names, customer relationships, and employment agreements. Special charges consist of post-acquisition rebalance costs including severance and benefits, excess facilities, and asset-related charges, and also include strategic reallocations or reductions of personnel resources. Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options, as required under Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R). For purposes of comparability across other periods and against other companies in our industry, non-GAAP net income (loss) is adjusted by the amount of additional taxes or tax benefit that we would accrue using a normalized effective tax rate applied to the non-GAAP results.

For the three months ended April 30, 2008 and April 30, 2007, we excluded $0 and $164 thousand, respectively, of interest expense attributable to net retirement premiums and write-offs of debt issuance costs. The amounts were expensed in connection with the refinancing or repurchase of certain convertible debt. The amounts were excluded as management does not consider these transactions a part of its core operating performance.

For the three months ended April 30, 2008 and April 30, 2007, we excluded $168 and $0 thousand, respectively, of equity in losses of unconsolidated entities. The amounts represent our equity in the losses of a common stock investment accounted for under the equity method. The amounts were excluded as management does not consider these transactions a part of its core operating performance.

In certain instances our GAAP results of operations may not be profitable when our corresponding non-GAAP results are profitable or vice versa. The number of shares on which our non-GAAP EPS is calculated may therefore differ from the GAAP presentation due to the anti-dilutive effect of stock options in a loss situation.

Non-GAAP gross margin, operating margin and net income (loss) are supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. Moreover, they should not be considered as an alternative to any performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. We present non-GAAP gross margin, operating margin and net income (loss) because we consider them to be important supplemental measures of our operating performance and profitability trends, and because we believe they give investors useful information on period-to-period performance as evaluated by management.

Management excludes from our non-GAAP measures certain recurring items to facilitate its review of the comparability of our core operating performance on a period-to-period basis because such items are not related to our ongoing core operating performance as viewed by management. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period. Management uses this view of our operating performance for purposes of comparison with our business plan and individual operating budgets and allocation of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation. More specifically management adjusts for the excluded items for the following reasons:

  Amortization charges for our purchased and other identified intangible assets are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of our acquisition transactions. We therefore consider our operating results without these charges when evaluating our core performance. Generally, the most significant impact to inter-period comparability of our net income (loss) is in the first twelve months following an acquisition.
  Special charges are primarily severance related and are due to our reallocation or reduction of personnel resources driven by modifications of business strategy or business emphasis and by assimilation of acquired businesses. These costs are originated based on the particular facts and circumstances of business decisions and can vary in size. Special charges also include excess facility and asset-related restructuring charges. These charges are not specifically included in our annual operating plan and related budget due to the rapidly changing technology and competitive environment in our industry. We therefore exclude them when evaluating our managers’ performance internally.
  Management supplementally considers performance without the impact of equity plan-related compensation charges and believes this information is useful to investors to compare our performance to the performance of other companies in our industry who present non-GAAP results adjusted to exclude stock compensation expense. We view equity plan-related compensation as a key element of our employee retention and long-term incentives, not as an expense that should be an element of evaluating core operations in any given period. We therefore exclude these charges for purposes of evaluating our core performance.

  Income tax expense (benefit) is adjusted by the amount of additional tax expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration our long-term tax structure. We use a normalized effective tax rate of 17%, which reflects the weighted average tax rate applicable under the various tax jurisdictions in which we operate. This non-GAAP weighted average tax rate is subject to change over time for various reasons, including changes in the geographic business mix and changes in statutory tax rates. Our GAAP tax rate for the three months ended April 30, 2008 is 18% after consideration of discrete items. Without discrete items of $1,581 thousand, our GAAP tax rate is 23%. Inclusive of discrete items, our full fiscal year 2009 GAAP tax rate is projected to be 31%. The GAAP tax rate considers certain mandatory and other non-scalable tax costs which may adversely or beneficially affect our tax rate depending upon our level of profitability.

Non-GAAP net income (loss) also facilitates comparison with other companies in our industry, which use similar financial measures to supplement their GAAP results. However, non-GAAP net income (loss) has limitations as an analytical tool, and you should not consider this measure in isolation or as a substitute for analysis of our results as reported under GAAP. In the future we expect to continue to incur expenses similar to the non-GAAP adjustments described above and exclusion of these items in our non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring. Some of the limitations in relying on non-GAAP net income (loss) are:

  Amortization of purchased intangibles, though not directly affecting our current cash position, represents the loss in value as the technology in our industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income (loss) presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry, which is addressed through our research and development program.
  We regularly engage in acquisition and assimilation activities as part of our ongoing business and therefore we will continue to experience special charges and merger and acquisition charges on a regular basis. These costs also directly impact our available funds.
  Our stock option and stock purchase plans are important components of our incentive compensation arrangements and will be reflected as expenses in our GAAP results for the foreseeable future under SFAS 123R.
  Our income tax expense (benefit) will be ultimately based on our GAAP taxable income and actual tax rates in effect, which often differ significantly from the 17% rate assumed in our non-GAAP presentation.
  Other companies, including other companies in our industry, may calculate non-GAAP net income (loss) differently than we do, limiting its usefulness as a comparative measure.

About Mentor Graphics

Mentor Graphics Corporation (Nasdaq: MENT) is a world leader in electronic hardware and software design solutions, providing products, consulting services and award-winning support for the world’s most successful electronics and semiconductor companies. Established in 1981, the company reported revenues over the last 12 months of over $850 million and employs approximately 4,200 people worldwide. Corporate headquarters are located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777. World Wide Web site: http://www.mentor.com/.

(Mentor and Questa are registered trademarks of Mentor Graphics Corporation. All other company or product names are the registered trademarks or trademarks of their respective owners.)

Statements in this press release regarding the company’s guidance for future periods constitute “forward-looking” statements based on current expectations within the meaning of section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company or industry results to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: (i) the company’s ability to successfully offer products and services that compete in the highly competitive EDA industry; (ii) product bundling or discounting of products and services by competitors, which could force the company to lower its prices or offer other more favorable terms to customers; (iii) reductions in the spending on the company’s products by its customers due to cyclical downturns; (iv) weakness in the US or other economies; (v) effects of the increasing volatility of foreign currency fluctuations on the company’s business and operating results; (vi) changes in accounting or reporting rules or interpretations; (vii) the impact of tax audits by the IRS or other taxing authorities, or changes in the tax laws, regulations or enforcement practices where the company does business; (viii) effects of unanticipated shifts in product mix on gross margin; and (ix) effects of customer seasonal purchasing patterns and the timing of significant orders may negatively or positively impact the company’s quarterly results of operations, all as may be discussed in more detail under the heading “Risk Factors” in the company’s most recent Form 10-K or Form 10-Q. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. In addition, statements regarding guidance do not reflect potential impacts of mergers or acquisitions that have not been announced or closed as of the time the statements are made. Mentor Graphics disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements to reflect future events or developments.

MENTOR GRAPHICS CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except earnings per share data)

	Three Months Ended
	April 30, 2008	April 30, 2007
Revenues:
System and software (a)	$96,843	$117,885
Service and support	82,364	76,605
Total revenues	179,207	194,490
Cost of revenues: (1)
System and software	5,282	4,488
Service and support	25,342	22,183
Amortization of purchased technology	3,238	3,042
Total cost of revenues	33,862	29,713
Gross margin	145,345	164,777
Operating expenses:
Research and development (2)	65,497	59,190
Marketing and selling (3)	76,648	72,560
General and administration, and other (4)	23,061	22,940
Other general expense (income), net (a)	(164)	(230)
Amortization of intangible assets (5)	2,433	1,378
Special charges (6)	9,650	4,053
Total operating expenses	177,125	159,891
Operating income (loss)	(31,780)	4,886
Other income, net (7) (a)	2,375	1,284
Interest expense (8)	(4,162)	(5,118)
(Loss) income before income tax	(33,567)	1,052
Income tax (benefit) expense (9)	(6,079)	762
Net (loss) income	$(27,488)	$290
Net (loss) income per share:
Basic	$(0.30)	$-
Diluted	$(0.30)	$-
Weighted average number of shares outstanding:
Basic	90,750	85,158
Diluted	90,750	88,083

Refer to following page for a description of footnotes.

(a)	For the April 30, 2007 presentation, Interest income on term receivables was reclassified from Other income, net, to System and software revenues. Accelerated interest income and interest expense on factored accounts receivable was reclassified from Other income, net, to Other general expense (income), net. The reclassification was made for consistency in presentation with the current year.

Listed below are the items included in net income that management excludes in computing the non-GAAP financial measures referred to in the text of this press release. Items are further described under "Discussion of Non-GAAP Financial Measures."

	Three Months Ended
	April 30, 2008	April 30, 2007
(1) Cost of revenues:
Equity plan-related compensation	$376	$161
Prepaid royalty costs	103	-
Amortization of purchased intangible assets	3,238	3,042
	$3,717	$3,203

(2) Research and development:
Equity plan-related compensation	$2,932	$1,249

(3) Marketing and selling:
Equity plan-related compensation	$2,105	$967

(4) General and administration, and other:
Equity plan-related compensation	$1,138	$688

(5) Amortization of intangible assets:
Amortization of purchased intangible assets	$2,433	$1,378

(6) Special charges:
Rebalance and restructuring costs	$9,650	$4,053

(7) Other income, net:
Equity in losses of unconsolidated entities	$168	$-

(8) Interest expense:
Debt retirement costs	$-	$164

(9) Income tax (benefit) expense:
Income tax effects	$(4,137)	$(1,406)

MENTOR GRAPHICS CORPORATION
UNAUDITED RECONCILIATION OF NON-GAAP ADJUSTMENTS
(In thousands, except earnings per share data)

	Three Months Ended
	April 30, 2008	April 30, 2007
GAAP net (loss) income	$(27,488)	$290
Non-GAAP adjustments:
Equity plan-related compensation: (1)
Cost of revenues	376	161
Research and development (R&D)	2,932	1,249
Marketing and selling	2,105	967
General and administration, and other	1,138	688
System and software cost of revenues (2)	103	-
Acquisition - related items:
Amortization of purchased intangible assets
Cost of revenues (3)	3,238	3,042
Amortization of intangible assets (4)	2,433	1,378
Special charges (5)	9,650	4,053
Other income, net (6)	168	-
Interest expense (7)	-	164
Income tax effects (8)	(4,137)	(1,406)
Total of non-GAAP adjustments	18,006	10,296
Non-GAAP net income	$(9,482)	$10,586

GAAP weighted average shares (diluted)	90,750	88,083
Non-GAAP adjustment	-	-
Non-GAAP weighted average shares (diluted)	90,750	88,083

GAAP net (loss) income per share (diluted)	$(0.30)	$-
Non-GAAP adjustments detailed above	0.20	0.12
Non-GAAP net income per share (diluted)	$(0.10)	$0.12

(1)	Equity plan-related compensation expense recognized in accordance with SFAS 123R.
(2)	Amount represents the write-off of prepaid royalty amounts associated with the closure of our IP division.
(3)	Amount represents purchased intangible assets resulting from acquisition transactions. Purchased intangible assets are amortized over two to five years.
(4)	Purchased intangible assets are amortized to other operating expense over two to five years. Purchased intangible assets includes tradenames, employment agreements, customer relationships and deferred compensation which are the result of acquisition transactions.
(5)	Three months ended April 30, 2008: Special charges consist of (i) $8,114 of costs incurred for employee rebalances consisting of severance benefits, notice pay and outplacement services, (ii) $1,443 related to the abandonment of excess leased facility space, and (iii) $93 in fixed asset write-offs related to the closure of our IP division.
	Three months ended April 30, 2007: Special charges consist of (i) $3,969 of costs incurred for employee rebalances consisting of severance benefits, notice pay and outplacement services, (ii) $100 for a wind-up services agreement related to the liquidation of a subsidiary, and (iii) ($16) resulting from the true-up of previously accrued items.
(6)	Amount represents our equity in the loss of a common stock investment accounted for under the equity method.
(7)	Premium and unamortized debt costs related to the redemption of convertible debt.
(8)	Non-GAAP income tax expense adjustment reflects the application of our assumed normalized effective 17% tax rate, instead of our GAAP tax rate, to our GAAP pre-tax income and the application of the 17% tax rate to our non-GAAP adjustments.

MENTOR GRAPHICS CORPORATION
UNAUDITED RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES
(In thousands, except percentages)

	Three Months Ended
	April 30, 2008	April 30, 2007
GAAP gross margin	$145,345	$164,777
Reconciling items to non-GAAP gross margin
Equity plan-related compensation	376	161
Prepaid royalty costs	103	-
Amortization of purchased intangible assets	3,238	3,042
Non-GAAP gross margin	$149,062	$167,980

	Three Months Ended
	April 30, 2008	April 30, 2007
GAAP gross margin as a percent of total revenue	81%	85%
Non-GAAP adjustments detailed above	2%	1%
Non-GAAP gross margin as a percent of total revenue	83%	86%

	Three Months Ended
	April 30, 2008	April 30, 2007
GAAP operating expenses	$177,125	$159,891
Reconciling items to non-GAAP operating expenses
Equity plan-related compensation	(6,175)	(2,904)
Amortization of purchased intangible assets	(2,433)	(1,378)
Rebalance and restructuring costs	(9,650)	(4,053)
Non-GAAP operating expenses	$158,867	$151,556

	Three Months Ended
	April 30, 2008	April 30, 2007
GAAP operating (loss) income	$(31,780)	$4,886
Reconciling items to non-GAAP operating income
Equity plan-related compensation	6,551	3,065
Prepaid royalty costs	103	-
Amortization of purchased intangible assets:
Cost of revenues	3,238	3,042
Amortization of intangible assets	2,433	1,378
Rebalance and restructuring costs	9,650	4,053
Non-GAAP operating (loss) income	$(9,805)	$16,424

	Three Months Ended
	April 30, 2008	April 30, 2007
GAAP operating margin as a percent of total revenue	-18%	3%
Non-GAAP adjustments detailed above	13%	5%
Non-GAAP operating margin as a percent of total revenue	-5%	8%

	Three Months Ended
	April 30, 2008	April 30, 2007
GAAP Other income, net and interest expense	$(1,787)	$(3,834)
Reconciling items to non-GAAP other income, net and interest expense
Equity in losses of unconsolidated entities	168	-
Debt retirement costs	-	164
Non-GAAP Other income, net and interest expense	$(1,619)	$(3,670)

MENTOR GRAPHICS CORPORATION
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands)

	April 30,	January 31,
	2008	2008
Assets
Current assets:
Cash, cash equivalents and short-term investments	$142,138	$126,215
Trade accounts receivable, net	113,285	175,564
Term receivables, short-term	148,971	157,077
Income taxes receivable	5,449	-
Prepaid expenses and other	40,873	38,051
Deferred income taxes	10,416	9,574

Total current assets	461,132	506,481
Property, plant and equipment, net	100,721	100,421
Term receivables, long-term	118,246	134,059
Goodwill and intangible assets, net	447,433	451,881
Other assets	58,480	45,271

Total assets	$1,186,012	$1,238,113

Liabilities and Stockholders' Equity
Current liabilities:
Short-term borrowings	$10,291	$14,178
Accounts payable	15,889	23,634
Income taxes payable	-	6,675
Accrued payroll and related liabilities	54,655	78,948
Accrued liabilities	43,455	40,697
Deferred revenue	153,100	154,821

Total current liabilities	277,390	318,953
Long-term notes payable	201,102	201,102
Deferred revenue, long-term	19,578	18,977
Other long-term liabilities	65,557	59,914
Total liabilities	563,627	598,946

Stockholders' equity:
Common stock	537,503	531,153
Retained earnings	43,662	71,150
Accumulated other comprehensive income	41,220	36,864
Total stockholders' equity	622,385	639,167

Total liabilities and stockholders' equity	$1,186,012	$1,238,113

MENTOR GRAPHICS CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS AND SUPPLEMENTAL INFORMATION
(In thousands, except Day sales outstanding)

	Three Months Ended
	April 30, 2008	April 30, 2007
Operating activities
Net income	$(27,488)	$290
Depreciation and amortization (1)	13,991	11,524
Other adjustments to reconcile:
Operating cash	6,645	(1,087)
Changes in working capital	51,811	(21,792)

Net cash provided by (used in) operating activities	44,959	(11,065)

Investing activities
Net (used in) provided by investing activities	(35,676)	8,037

Financing activities
Net cash (used in) provided by financing activities	(3,812)	5,343

Effect of exchange rate changes on cash and cash equivalents	442	926

Net change in cash and cash equivalents	5,913	3,241
Cash and cash equivalents at beginning of period	117,926	95,232

Cash and cash equivalents at end of period	$123,839	$98,473

(1)	Depreciation and amortization includes a write-off of note issuance costs in the amount of $62 for the three months ended April 30, 2007.

Other data:
Capital expenditures	$8,974	$9,062
Days sales outstanding	132	129

MENTOR GRAPHICS CORPORATION
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP
EARNINGS PER SHARE GUIDANCE

The following table reconciles management's estimates of the specific items excluded from GAAP in the calculation of expected non-GAAP earnings per share for the periods shown below:

	Q2 FY 2009	FY 2009
Diluted GAAP net earnings per share	$(0.18) to (0.23)	$ 0.45 to 0.50
Non-GAAP Adjustments:
Amortization of purchased intangible assets (1)	0.02	0.10
Amortization of other identified intangible assets (2)	0.02	0.10
Equity plan-related compensation (3)	0.08	0.31
Equity in loss of unconsolidated entities (4)	0.01	0.01
Special Charges (5)	-	0.10
Income tax effects (6)	(0.05)	(0.02)
Non-GAAP net income	$(0.10) to (0.15)	$ 1.05 to 1.10

(1)	Excludes amortization of purchased intangible assets resulting from acquisition transactions. Purchased intangible assets are amortized over two to five years. The guidance for fiscal year 2009 (FY2009) assumes no new acquisition transactions.
(2)	Excludes amortization of other identified intangible assets including trade names, employment agreements and customer relationships resulting from acquisition transactions. Other identified intangible assets are amortized over two to five years.
(3)	Excludes equity plan-related compensation expense recognized in accordance with SFAS 123R, Share-Based Payment.
(4)	Projected loss on equity interest in a common stock investment accounted for under the equity method.
(5)	Excludes special charges incurred during the first three months of FY2009 consisting primarily of costs incurred for employee rebalances, which included severance benefits, notice pay, outplacement services, and facility closures.
(6)	Non-GAAP income tax expense adjustment reflects the application of our assumed normalized effective 17% tax rate, instead of our GAAP tax rate, to our GAAP pre-tax income and the application of the 17% tax rate to our non-GAAP adjustments.

MENTOR GRAPHICS CORPORATION
UNAUDITED SUPPLEMENTAL BOOKINGS AND REVENUE INFORMATION
(Rounded to nearest 5%)

	FY 2009	Fiscal year ended January 31, 2008					Fiscal year ended December 31, 2006
Product Group Bookings (a)	Q1	Q1	Q2	Q3	Q4	YEAR	Q1	Q2	Q3	Q4	YEAR
Integrated Systems Design	15%	15%	20%	20%	15%	20%	10%	15%	20%	20%	20%
IC Design to Silicon	40%	40%	35%	30%	40%	35%	50%	40%	35%	25%	35%
Scalable Verification	20%	20%	25%	20%	20%	25%	20%	25%	25%	30%	25%
New & Emerging Products	10%	15%	15%	20%	20%	15%	10%	15%	15%	20%	15%
Services & Other	15%	10%	5%	10%	5%	5%	10%	5%	5%	5%	5%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	FY 2009	Fiscal year ended January 31, 2008					Fiscal year ended December 31, 2006
Product Group Revenue (b)	Q1	Q1	Q2	Q3	Q4	YEAR	Q1	Q2	Q3	Q4	YEAR
Integrated Systems Design	20%	20%	20%	25%	20%	20%	25%	20%	25%	25%	25%
IC Design to Silicon	40%	40%	40%	25%	30%	35%	35%	30%	30%	25%	30%
Scalable Verification	20%	20%	20%	25%	30%	25%	20%	25%	30%	30%	25%
New & Emerging Products	10%	10%	15%	15%	15%	15%	10%	15%	10%	15%	15%
Services & Other	10%	10%	5%	10%	5%	5%	10%	10%	5%	5%	5%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	FY 2009	Fiscal year ended January 31, 2008					Fiscal year ended December 31, 2006
Bookings by Geography	Q1	Q1	Q2	Q3	Q4	YEAR	Q1	Q2	Q3	Q4	YEAR
North America	40%	50%	40%	45%	30%	40%	30%	50%	40%	65%	50%
Europe	35%	25%	30%	15%	30%	25%	30%	20%	20%	20%	25%
Japan	15%	10%	10%	20%	20%	15%	25%	10%	20%	5%	10%
Pac Rim	10%	15%	20%	20%	20%	20%	15%	20%	20%	10%	15%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	FY 2009	Fiscal year ended January 31, 2008					Fiscal year ended December 31, 2006
Revenue by Geography	Q1	Q1	Q2	Q3	Q4	YEAR	Q1	Q2	Q3	Q4	YEAR
North America	40%	50%	55%	40%	40%	45%	35%	45%	45%	55%	45%
Europe	30%	25%	20%	25%	30%	25%	30%	20%	25%	25%	25%
Japan	20%	15%	10%	20%	15%	15%	20%	15%	20%	10%	15%
Pac Rim	10%	10%	15%	15%	15%	15%	15%	20%	10%	10%	15%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	FY 2009	Fiscal year ended January 31, 2008					Fiscal year ended December 31, 2006
Bookings by Business Model (c)	Q1	Q1	Q2	Q3	Q4	YEAR	Q1	Q2	Q3	Q4	YEAR
Perpetual	20%	30%	25%	30%	10%	20%	30%	30%	25%	20%	25%
Ratable	25%	20%	20%	10%	10%	15%	25%	20%	10%	10%	15%
Up Front	55%	50%	55%	60%	80%	65%	45%	50%	65%	70%	60%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	FY 2009	Fiscal year ended January 31, 2008					Fiscal year ended December 31, 2006
Revenue by Business Model (c)	Q1	Q1	Q2	Q3	Q4	YEAR	Q1	Q2	Q3	Q4	YEAR
Perpetual	20%	25%	20%	20%	15%	20%	30%	30%	20%	25%	25%
Ratable	20%	15%	15%	20%	10%	15%	15%	15%	15%	10%	15%
Up Front	60%	60%	65%	60%	75%	65%	55%	55%	65%	65%	60%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

(a) Product Group Bookings excludes support bookings for all sub-flow categories.
(b) Product Group Revenue includes support revenue for each sub-flow category as appropriate.
(c) Bookings and Revenue by Business Model are System and Software only.

MENTOR GRAPHICS CORPORATION
UNAUDITED RECLASSIFICATION OF INTEREST INCOME AND FACTORED ACCOUNTS RECEIVABLE INTEREST EXPENSE
(In thousands)

	Quarter Ended				Year Ended
Fiscal year ended January 31, 2008	April 30,	July 31,	October 31,	January 31,	January 31,
	2007	2007	2007	2008	2008

System and software revenue as reported	$113,858	$123,691	$104,215	$196,801	$538,565
Interest Income, Term	4,027	4,193	4,178	4,334	16,732
System and software revenue restated	$117,885	$127,884	$108,393	$201,135	$555,297

Other general expense (income), net as reported	$-	$-	$-	$-	$-
Interest Income, Term	(1,076)	-	(2,184)	(1,260)	(4,520)
Factored Accounts Receivable Interest Expense	846	14	2,362	966	4,188
Other general expense (income), net restated	$(230)	$14	$178	$(294)	$(332)

Other income, net as reported	$5,541	$5,830	$5,026	$5,892	$22,289
Interest Income, Term	(5,103)	(4,193)	(6,362)	(5,594)	(21,252)
Factored Accounts Receivable Interest Expense	846	14	2,362	966	4,188
Other income, net restated	$1,284	$1,651	$1,026	$1,264	$5,225

CONTACT:
Mentor Graphics
Public and Investor Relations Director
Ryerson Schwark, 503-685-1462
ry_schwark@mentor.com
or
Investor Relations and Business Development Director
Dennis Weldon, 503-685-1462
dennis_weldon@mentor.com